Exhibit 15.1


INDEPENDENT ACCOUNTANTS' AWARENESS LETTER


May 7, 2004


PNM Resources, Inc.
Albuquerque, New Mexico

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PNM Resources, Inc. and subsidiaries for the periods ended March 31, 2004 and 2003, as indicated in our report dated April 30, 2004 (which report includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003 and the change in actuarial valuation measurement date for the pension plan and other post-retirement benefit plans from September 30 to December 31 during 2003); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in Registration Statement Nos. 333-10993-99, 333-100186, 333-106080, 333-106054 on Form S-3 and Registration Statement Nos.
333-03303, 333-03289, 333-61598, 333-76316, 333-76288, 333-88372, 333-100184 and
333-113684 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/s/ DELOITTE & TOUCHE LLP